Exhibit 10.2
PLEDGE, ASSIGNMENT AND SECURITY AGREEMENT
THIS PLEDGE, ASSIGNMENT AND SECURITY AGREEMENT (“Agreement”) is effective this 31st day of March, 2009, by and between KEITHLEY INSTRUMENTS, INC., an Ohio corporation, and JPMORGAN CHASE BANK, N.A., a national banking association, successor by merger with Bank One, NA, (Main Office Columbus) as Agent for Lender, and as Lender (in such capacity, together with its successors in such capacity, and in its capacity as Lender, the “Agent”).
1. Pledge and Assignment.
The undersigned (hereinafter called “Debtor” whether one or more), for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, hereby pledges and assigns, and grants a security interest to Agent in the following account (the “Pledged Account”), whether Debtor’s interest in the Pledged Account be now owned or existing or hereafter arising or acquired, together with all substitutions and replacements therefor, and all amounts now or hereafter deposited in such account, all interest and increases arising therefrom or payable in respect thereto, whether in cash, property or otherwise, and whether now or hereafter earned, paid or made, and all cash and non-cash proceeds thereof including, but not limited to, notes, drafts, checks and instruments:

Name and Address of Depository	Account Description and Number

JPMorgan Chase Bank, N.A.	Premium Commercial Money Market Account No. 2330521937
(all of the foregoing hereinafter sometimes called the “Collateral”).
Nothing set forth in this paragraph shall authorize or be construed to authorize Debtor to spend, withdraw, reduce, pledge, transfer, assign or otherwise dispose of the Collateral except (i) Debtor may withdraw funds held in the Pledged Account in an amount equal to the amount that the funds held in the Pledged Account exceed the Aggregate Outstanding Credit Exposure or (ii) upon the prior written consent of Agent. Funds properly withdrawn from the Pledged Account by Debtor, as provided above, shall no longer be Collateral.
The security interest hereby granted is to secure the prompt and full payment and complete performance of all Guaranteed Obligations.

It is Debtor’s express intention that this Agreement and the continuing security interest granted hereby, in addition to covering all present Guaranteed Obligations to Agent, shall extend to all future Guaranteed Obligations to Agent, whether or not such Guaranteed Obligations are reduced or entirely extinguished and thereafter increased or reincurred, whether or not such Guaranteed Obligations are related to the indebtedness identified above by class, type or kind and whether or not such Guaranteed Obligations are specifically contemplated by any Borrower and Agent as of the date hereof. The absence of any reference to this Agreement in any documents, instruments or agreements evidencing or relating to any Guaranteed Obligation secured hereby shall not limit or be construed to limit the scope or applicability of this Agreement.
2. General Covenants. Debtor represents, warrants and covenants as follows:
(a) Except for the security interest granted hereby, Debtor is, or as to Collateral arising or to be acquired after the date hereof, shall be, the sole and record owner of the Collateral free from any and all liens, security interests, encumbrances, claims and interests.
(b) Debtor shall, at Debtor’s expense, perform, do, make, procure, execute and deliver all acts, things, certificates, instruments, passbooks, writings and other assurances as Agent may at any time request or require to protect, assure or enforce its interests, rights and remedies created by, provided in or emanating from this Agreement.
(c) If any of the Collateral is not now evidenced by a certificate, instrument, passbook or writing, and if at any time during the term of this Agreement, a certificate, instrument, passbook or writing shall be used or issued to evidence Debtor’s interest in the Collateral, Debtor shall, immediately upon learning of the same, notify in writing the loan officer who is handling the Guaranteed Obligations on behalf of Agent that such has occurred, or that such is going to occur, and shall assist Agent in order to ensure that Agent obtains possession of that evidence or otherwise perfects its security interest in the certificate, instrument, passbook or writing evidencing the Collateral.
(d) Debtor shall not create, permit or suffer to exist, and shall take such action as is necessary to remove, any claim to or interest in or lien or encumbrance upon the Collateral, other than the security interest granted hereby, and shall defend the right, title and interest of Agent in and to the Collateral against all claims and demands of all persons and entities at any time claiming the same or any interest therein.
(e) Subject to any limitation stated therein or in connection therewith, all information furnished by Debtor concerning the Collateral or otherwise in connection with the Guaranteed Obligations, is or shall be at the time the same is furnished, accurate, correct and complete in all material respects.

3. Preservation and Disposition of Collateral.
(a) Subject to the exceptions provided in Section 1, Debtor shall not spend, withdraw, reduce, pledge, transfer, assign or otherwise dispose of the Collateral or any portion thereof.
(b) Debtor shall advise Agent promptly, in writing and in reasonable detail, (i) of any material encumbrance upon or claim asserted against any of the Collateral and (ii) of the occurrence of any event that would have a material effect upon the aggregate value of the Collateral or upon the security interest of Agent.
(c) At its option, Agent may discharge taxes, liens, security interests or other encumbrances at any time levied or placed on or arising in connection with the Collateral. Debtor agrees to reimburse Agent upon demand for any payment made or any expense incurred (including reasonable attorneys’ fees) by Agent pursuant to the foregoing authorization. Should Debtor fail to pay said sum to Agent upon demand, interest shall accrue thereon, from the date of demand until paid in full, at the highest rate set forth in any document or instrument evidencing any of the Guaranteed Obligations.
4. Extensions and Compromises. With respect to any Collateral held by Agent as security for the Guaranteed Obligations, Debtor assents to all reasonable extensions or postponements of the time of payment thereof or any other indulgence in connection therewith, to each substitution, exchange or release of Collateral, to the addition or release of any party primarily or secondarily liable, to the acceptance of partial payments thereon and to the settlement, compromise or adjustment thereof. Agent shall have no duty as to the collection or protection of Collateral or any income therefrom, nor as to the preservation of any right pertaining thereto, beyond the safe custody of Collateral in the possession of Agent.
5. Agent’s Appointment as Attorney-in-Fact. Debtor hereby irrevocably constitutes and appoints Agent and any officer or agent thereof, with full power of substitution, as Debtor’s true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of Debtor and in the name of Debtor or in Agent’s own name, from time to time in Agent’s discretion, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments that may be necessary or desirable to accomplish the purpose of this Agreement.
Debtor hereby ratifies all that said attorney shall lawfully do or cause to be done by virtue hereof. This power of attorney is a power coupled with an interest and shall be irrevocable.
The powers conferred upon Agent hereunder are solely to protect its interests in the Collateral and shall not impose any duty upon Agent to exercise any such power. Agent shall be accountable only for amounts that Agent actually receive as a result of the exercise of such powers and neither Agent nor any of its officers, directors, employees or agents shall be responsible to Debtor for any act or failure to act, except for Agent’s own gross negligence or willful misconduct.

6. Default. If an Event of Default shall occur and be continuing:
(a) Agent may, at its option and without notice, declare the unpaid balance of any or all of the Guaranteed Obligations immediately due and payable and this Agreement and any or all of the Guaranteed Obligations in default.
(b) All payments received by Debtor under or in connection with any of the Collateral shall be held by Debtor in trust for Agent shall be segregated from other funds of Debtor and shall forthwith upon receipt by Debtor be turned over to Agent in the same form as received by Debtor (duly indorsed by Debtor to Agent, if required). Any and all such payments so received by Agent (whether from Debtor or otherwise) may, in the sole discretion of Agent, be held by Agent as collateral security for, and/or then or at any time thereafter be applied in whole or in part by Agent against, all or any part of the Guaranteed Obligations in such order as Agent may elect. Any balance of such payments held by Agent and remaining after payment in full of all the Guaranteed Obligations shall be paid over to Debtor or to whomsoever may be lawfully entitled to receive the same. Nothing set forth in this subparagraph (b) shall authorize or be construed to authorize Debtor to sell or otherwise dispose of any Collateral.
(c) Agent and its nominees shall have the rights and remedies of a secured party under this Agreement, under any other instrument or agreement securing, evidencing or relating to the Guaranteed Obligations and under the law of the State of Ohio including, but not limited to, the right to demand and receive the Collateral from any of the depositories designated above. To the extent permitted by applicable law, Debtor waives all claims, damages and demands against Agent arising out of Agent’s collection, receipt, retention or disposition of the Collateral including, but not limited to, any claim based upon the early withdrawal or redemption of the Collateral by Agent. Debtor shall remain liable for any deficiency if the Collateral is insufficient to pay all amounts to which Agent is entitled. Debtor shall also be liable for the costs of collecting any of the Guaranteed Obligations or otherwise enforcing the term thereof or of this Agreement including reasonable attorneys’ fees.
7. General. Debtor agrees that if Agent is the depository for the Pledged Account, Agent may reduce the rate of interest on the Pledged Account, at any time and from time to time, in order to comply with any laws or regulations, including those that require the rate of interest applicable to any Guaranteed Obligations to exceed any rate of interest payable with respect to the Pledged Account. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provision hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Agent shall not be deemed to have waived any of its rights hereunder or under any other agreement, instrument or paper signed by Debtor unless such waiver be in writing and signed by Agent. No delay or omission on the part of Agent in exercising any right shall operate as a waiver of such right or any other right. All of Agent’s right and remedies, whether evidenced hereby or by any other agreement, instrument or paper, shall be cumulative and may be exercised singularly or concurrently. Any written demand upon or written notice to Debtor shall be effective when deposited in the mails addressed to Debtor at the address shown at the beginning of this Agreement. This Agreement and all rights and Guaranteed Obligations hereunder, including matters of construction, validity and performance, shall be governed by the law of the State of Ohio. The provisions hereof shall, as the case may require, bind or inure to the benefit of, the respective heirs, successors, legal representatives and assigns of Debtor and Agent.

8. Definitions. Unless defined herein, all capitalized terms shall have the meaning given to such terms in the are parties to a Credit Agreement, dated as of March 30, 2001, as amended by a First Amendment to Credit Agreement by and among Debtor, certain Subsidiary Borrowers party thereto, the Lender party thereto and Agent dated as of August 1, 2002, as amended by a Second Amendment to Credit Agreement dated as of March 28, 2003, as amended by a Third Amendment to Credit Agreement dated as of March 30, 2004, as amended by a Fourth Amendment to Credit Agreement dated as of March 30, 2005, as amended by a Fifth Amendment to Credit Agreement dated as of September 27, 2006, the letter agreement dated March 27, 2008, and the Sixth Amendment to Credit Agreement dated as of March 31, 2009.
9. Control. Each party to this Agreement hereby confirms that this Agreement shall constitute an “authenticated record” and that the arrangements established under this Agreement shall constitute “control” of the Deposit Account as contemplated by Section 9-104 of the Uniform Commercial Code.
IN WITNESS WHEREOF, Debtor has signed this Agreement this 31st day of March, 2009.

KEITHLEY INSTRUMENTS, INC.
By:	/s/ Mark J. Plush
Its: Vice President and Chief Financial Officer
JPMORGAN CHASE BANK, N.A., successor by merger with Bank One, NA (Main Office Columbus), as Agent, LC Issuer and Lender
By:	/s/ Maribeth Echan
Its: Underwriter II